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                                  SKYLINE FUNDS

              AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

     THIS AMENDMENT dated as of January 1, 2002 to the Fund Accounting Servicing Agreement dated as of August 31, 1995, by and between Skyline Funds, a Massachusetts business trust, Skyline Asset Management, L.P., a Delaware Limited Partnership which acts as investment advisor to Skyline Funds, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

Skyline Funds                          U.S. BANCORP FUND SERVICES, LLC


By: /s/ Stephen F. Kendall             By: /s/ Mike McVoy
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